Exhibit 10.2

November 14, 2022

Holder of December 14, 2021 Warrant to Purchase Common Stock

and Holders of Senior Secured Convertible Notes

Re:	Exchange Offer of Warrants to Purchase Common Stock
and Amendment of Certain Senior Secured Convertible Notes

Dear Holder:

Novo Integrated Sciences, Inc., a Nevada corporation (the “Company”), is pleased to offer to you the opportunity to exchange certain common stock purchase warrants of the Company issued on December 14, 2021 (as amended from time to time, including but not limited to the waiver and amendment between the Parties (as defined below) dated October 13, 2022, the “Exchange Warrants”) currently held by you (the “Holder”, and together with the Company, the “Parties”) for shares of Common Stock. In addition, the Company and the Holder agree to amend certain terms and conditions as part of the Senior Secured Convertible Notes due on June 14, 2023 (each a “Note”, and collectively the “Notes”) each in the original principal amount of $8,333,333.00 as further described below. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 14, 2021, between the Company and the purchasers signatory thereto pursuant to which the Company issued the Exchange Warrants and the Notes.

1.	Exchange of Warrants to Purchase Common Stock.

a.	In consideration for exchanging the Exchange Warrants held by you (the “Warrant Exchange”), the Company hereby offers you one (1) share of Common Stock (“Exchange Shares”) for each Warrant Share underlying the Exchange Warrants being exchanged. Notwithstanding anything herein to the contrary, in the event that the Warrant Exchange would cause the Holder to exceed the beneficial ownership limitation in the Exchange Warrant, the Company shall only issue such number of shares of Common Stock to the Holder that would not cause the Holder to exceed the beneficial ownership limitation with the balance to be held in abeyance until written notice from the Holder that the balance (or portion thereof) may be issued in compliance with the beneficial ownership limitation. The Company agrees that the Warrant Exchange shall in no event result in the Holder beneficially owning more than the Maximum Percentage (as such term is defined in the Exchange Warrants). Within two (2) Trading Days of the date that this exchange offer (the “Agreement”) is executed and delivered by the Parties (the “Closing Date”), the Company shall deliver the Exchange Shares to the DTC account of the Holder via the DWAC system. The terms of the Warrant Exchange, including but not limited to the obligations to deliver the Exchange Shares, shall remain in effect as if the acceptance of this offer was a formal Notice of Exercise under the Exchange Warrants (including but not limited to any liquidated damages and compensation as provided for in the Exchange Warrants in the event of late delivery of the Exchange Shares).

b.	The Exchange Shares are being issued in a cashless exchange for the Exchange Warrants and the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Exchange Shares under Rule 144 shall be tacked on to the holding period of the Exchange Warrants. The Company agrees not to take any position contrary to this.

2.	Amendment of Certain Senior Secured Convertible Notes.

a.	Upon execution of this Agreement, the Company shall pay the Holder, in cash, the Interest (as defined in the Notes) that was due and payable for November 2022 and will be due and payable for December 2022 under the Note held by the Holder, which is equal to an aggregate total of $33,055.56.

b.	The Company agrees to pay the Holder $50,000.00 (the “Cash Fee”) in addition to the regularly scheduled Amortization Redemption Amounts (as defined in the Notes) over five (5) equal monthly periods, as follows: $10,000.00 on January 15, 2023, $10,000.00 on February 14, 2023, $10,000.00 on March 14, 2023, $10,000.00 on April 14, 2023, and $10,000.00 on May 15, 2023. For the avoidance of doubt, the payment of the Cash Fee is in addition to the regularly scheduled Amortization Redemption Amounts (as defined in the Notes).

c.	The aggregate principal amounts due on November 14, 2022 and December 14, 2022 (the “Amortization Extension Amount”), under the Note held by the Holder, shall no longer be due on the aforementioned dates, and instead the Company shall pay 1/5 of the Amortization Extension Amount to the Holder on each Amortization Date (as defined in the Notes) in January 2023, February 2023, March 2023, April 2023, and May 2023 (for the avoidance of doubt, the additional amount to be paid as described in this sentence shall be in addition to the Amortization Redemption Amounts due on January 2023, February 2023, March 2023, April 2023, and May 2023).

d.	The Company agrees to hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) calendar days after the Effective Date (as defined in this Agreement) for the purpose of obtaining shareholder approval (“Shareholder Approval”) to amend the Notes as follows:

i.	The definition of the term Conversion Price (as defined in the Notes) shall be amended such that, as to the first $1,000,000 of principal amount of each of the Notes converted after the date that the Shareholder Approval is obtained (whether through voluntary conversions or periodic amortization payments), the Conversion Price shall be the lower of (i) the Conversion Price in effect at such time and (ii) 82.0% of the lowest VWAP (as defined in the Notes) during the five (5) trading days immediately prior to a Conversion Date (the “Adjusted Conversion Price”) (for the avoidance of doubt, all such determinations of the Conversion Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction as further provided in the Notes), provided, however, that the portion of the first $1,000,000 of principal amount of each of the Notes that is converted after the date that the Shareholder Approval is obtained pursuant to a voluntary conversion by the Holder (not a periodic amortization payment) (the “Voluntary Conversion Portion”), at the Adjusted Conversion Price, shall reduce each of the remaining Amortization Redemption Amounts proportionately on a pro rata basis by the Voluntary Conversion Portion (by way of example, if the Voluntary Conversion Portion is equal to $400,000.00 and there are four (4) Amortization Redemption Amounts remaining to be paid, then each of the four (4) Amortization Redemption Amounts shall be reduced by $100,000.00);

ii.	the Holder has the ability to accelerate up to four Amortization Redemption Amounts (as defined in the Notes) provided that the Holder agrees to accept shares of Common Stock instead of cash for such payments in accordance with the terms of the Notes (for the avoidance of doubt, the Conversion Price utilized with respect to each such accelerated Amortization Redemption Amount shall be equal to the Adjusted Conversion Price as calculated on the immediately preceding Amortization Date (as defined in the Notes)); and

iii.	upon mutual consent by the Company and the Holder, the Holder may elect to utilize the Adjusted Conversion Price for the balance of the Notes not subject to clause (i) above.

If the Company does not obtain Shareholder Approval at the first such meeting called for the purposes described hereunder, the Company shall call a meeting every ninety (90) days thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the Notes are no longer outstanding.

3.	Market Standstill. Except with respect to an Exempt Issuance, the Company agrees from November 14, 2022 (the “Effective Date”) until thirty (30) days following the Effective Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or any securities convertible or exchangeable into Common Stock, or (ii) enter into any agreement to amend, exchange or otherwise provide any incentive to exercise any of the warrants originally issued together with the Exchange Warrants or any other warrants of the Company that are outstanding on the Effective Date. “Exempt Issuance” shall mean (a) the issuance, vesting and/or exercise of options, warrants, restricted stock, restricted stock units or other common stock purchase rights issued (or to be issued) to employees, officers or directors of, or consultants or advisors to, the Company for compensatory purposes (including but not limited to bonuses), (b) issuances of securities pursuant to the exercise or conversion of preferred stock, options, warrants or any evidence of indebtedness, shares of capital stock (other than Common Stock) or other securities convertible into or exchangeable for Common Stock outstanding prior to the Effective Date, (c) securities issued pursuant to any merger, acquisition or strategic transaction approved by a majority of the directors of the Company, provided that any such issuance shall only be to a Person (as defined in the Notes) (or to the equity holders of a Person (as defined in the Notes)) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and which shall reasonably be expected to provide to the Company additional benefits, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) debt securities of the Company (which may be convertible into Common Stock) in the aggregate principal amount of up to $2,000,000.00 so long as (i) such debt securities are expressly junior to the Company’s obligations under the Notes and (ii) a Dilutive Issuance (as defined in the Exchange Warrants) would not be deemed to have occurred as a result of such issuance.

4.	Representations and Warranties of the Company. Each of the representations and warranties of the Company in the Purchase Agreement are true and correct as of the Effective Date and incorporated by reference herein. Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto.

5.	Representations and Warranties of the Holder. Each of the representations and warranties of the Holder in the Purchase Agreement are true and correct as of the Effective Date and incorporated by reference herein.

6.	Disclosures. On or before 9:00 a.m. (New York City time) on November 15, 2022, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including this Agreement as an exhibit thereto (“8-K Filing”). From and after the issuance of the 8-K Filing, the Company represents to the Holder that it shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the Effective Date without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, delivers any material, non-public information to the Holder without the Holder’s consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information.

7.	Amendments; Waivers; No Other Amendment. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Except as expressly modified by this Agreement, all terms, conditions and covenants contained in the Note and Exchange Warrant shall remain in full force and effect.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder (other than by merger). The Holder may assign any or all of its rights under this Agreement to any Person to whom the Holder assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the documents that apply to the Holder.

9.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

10.	Interpretation. No provision of this Agreement shall be interpreted or construed against any party hereto because that party or its legal representative drafted it.

11.	Independent Nature of Holder. The Company acknowledges and agrees that the obligations of the Holder under this Agreement are several and not joint with the obligations of any other holder of Exchange Warrants or Notes (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exchange Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exchange Agreement. Nothing contained in this Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Exchange Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

12.	Most Favored Nation. The Company hereby represents and warrants as of the Effective Date and covenants and agrees from and after the Effective Date until the three (3) month anniversary of the Effective Date that none of the terms offered to any Other Holder with respect to any Other Warrant Exchange Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder under this Agreement. If, from and after the Effective Date until the three (3) month anniversary of the Effective Date, the Company enters into an Other Warrant Exchange Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exchange Agreement (including the issuance of additional Exchange Shares or the issuance of new common stock purchase warrants to the Other Holder), including, without limitation, the same price discount and the same issuance of new warrants as in the Other Warrant Exchange Agreement, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Other Warrant Exchange Agreement.

13.	Fees; Expenses; Choice of Law. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Exchange Shares. This Agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes..

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To accept this offer, Holder must counter execute this Agreement and return the fully executed copy to the Company at e-mail: robert.mattacchione@novointegrated.com, attention: Robert Mattacchione, on or before 11:59 pm (New York City time) on November 14, 2022.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

NOVO INTEGRATED SCIENCES, INC.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder: Hudson Bay Master Fund Ltd.

Signature of Authorized Signatory of Holder: /s/ Richard Allison

Name of Authorized Signatory: Richard Allison

Title of Authorized Signatory: Authorized Signatory (Hudson Bay Capital Management LP, not individually, but solely as Investment Advisor to Hudson Bay Master Fund Ltd.)

Exchange Warrant Shares: 2,916,667

Exchange Shares: 2,916,667

DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this agreement, other than: (i) the filings required pursuant to Section 2 of this Agreement and (ii) such filings as are required to be made under applicable state securities laws.

(d) Nasdaq Corporate Governance. The transactions contemplated under this letter agreement, comply with all rules of the Nasdaq Stock Market.